Revised Sections 6.1, 6.7 and 6.8 of By-Laws as adopted by the Board of Directors on August 23, 1990

                                                    ARTICLE VI
                                                     OFFICERS

         Section 6.1. EXECUTIVE OFFICERS. The executive officers of the Corporation shall be a chairman of the board ("chairman"), a president and a treasurer. The chairman of the board, if there be one, shall be elected from among the directors, but no other executive officer need be a member of the Board of Directors. The Board of Directors may by resolution designate additional officers of the Corporation as executive officers. Any two or more executive offices, except those of president and vice-president or chairman and vice-president, may be held by the same person. A person holding more than one office may not act in more than one capacity to execute, acknowledge or verify on behalf of the corporation an instrument required by law to be executed, acknowledged or verified by more than one officer. The executive officers of the corporation shall be elected by the Board of Directors at the annual meeting of the Board.
         Section 6.7 CHAIRMAN OF THE BOARD. The chairman shall be the chief executive officer of the corporation and shall preside at meetings of the stockholders and, of the Board of Directors. He shall have general and active management of the business of the corporation, shall see to it that all orders, policies and resolutions of the Board of Directors are carried into effect, and in connection therewith shall be authorized to delegate to the president or to any vice-president of the corporation, such of his powers and duties as chairman and at such times and in such manner as he shall deem advisable.


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         Section 6.8.  PRESIDENT.  The  president  shall be the chief  operating officer of the corporation. He shall have such powers and duties as may be assigned to him by the Board or the Chairman. In the absence or disability of the chairman, or if there be no chairman, the president shall preside at all meetings of the stockholders and of the Board of Directors.